Exhibit 3.3

Delaware	PAGE 1
The First State
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “UNITED MARITIME GROUP FINANCE CORP.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF NOVEMBER, A.D. 2009, AT 4:17 O’CLOCK P. M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State
4758431 8100 091053967 You may verify this certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: 7667408 DATE: 12-01-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:18 PM 11/30/2009
FILED 04:17 PM 11/30/2009
SRV 091053967 — 4758431 FILE
CERTIFICATE OF INCORPORATION
OF
UNITED MARITIME GROUP FINANCE CORP.
********
ARTICLE I.
          The name of the corporation (the “Corporation”) is: United Maritime Group Finance Corp.
          The address of the registered office of the Corporation in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation at such address is: The Corporation Trust Company.
ARTICLE II.
          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE III.
          The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each of which shall have a par value of $0.01 per share.
ARTICLE IV.
          The name and mailing address of the Incorporator is as follows:
Matthew L. Lipsky
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
ARTICLE V.
          In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).
ARTICLE VI.
          Elections of directors need not be by written ballot.

ARTICLE VII.
          (a) Subject to any restrictions contained in the by-laws of the Corporation, the Corporation shall indemnify to the fullest extent permitted by laws any person made or threatened to be made a party to any action or proceeding, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with such action or proceeding and any appeal therefrom.
          (b) The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.
          (c) Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.
          (d) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:
          (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;
          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
          (iii) under Section 174 of the General Corporation Law of the State of Delaware; or
          (iv) for any transaction from which the director derived an improper personal benefit.
          If the General Corporation Law of the State of Delaware is amended after November 30, 2009 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

          THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware makes this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true and, accordingly, has hereunto set his hand this 30th day of November, 2009.

/s/ Matthew L. Lipsky
Matthew L. Lipsky
Sole Incorporator

United Maritime Group Finance Corp. — Certificate of Incorporation